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                                     FORM 27

                   MATERIAL CHANGE REPORT UNDER SECTION 75(2)
                         OF THE SECURITIES ACT (ONTARIO)

Item 1.           Reporting Issuer:
                  ----------------

                  Nortel Networks Corporation
                  8200 Dixie Road, Suite 100
                  Brampton, Ontario
                  Canada  L6T 5P6

Item 2.           Date of Material Change:
                  -----------------------

                  May 29, 2002

Item 3.           Press Release:
                  -------------

                  On May 29, 2002, Nortel Networks Corporation ("NNC") issued a news release over Business Wire and BCE Emergis.

Item 4.           Summary of Material Change:
                  --------------------------

                  On May 29, 2002, NNC announced its expected business performance for the second quarter of 2002, and plans to further realign its Optical Long Haul business and to reduce its overall break even cost structure to approximately US$3.2 billion of quarterly revenues (not including costs related to acquisitions and any special charges or gains).

Item 5.           Full Description of Material Change:
                  -----------------------------------

                  On May 29, 2002, NNC announced, among other matters, that it expects revenues in the second quarter of 2002 to be flat to down 5 percent, compared to the first quarter of 2002, updating its previous sequential revenue guidance of "not significantly up or down."

                  NNC also announced plans to further realign its Optical Long Haul business, including optical components, to the current market conditions given that it does not expect a meaningful recovery in the long haul optical market before late 2003/early 2004. NNC plans to streamline the business and focus on the capabilities that will be required when increased spending in the long haul optical market is expected to resume, including optical switching (OPTera HDX/DX), next generation photonic transport capabilities and end-to-end network management and intelligence. The plan includes the potential sale and/or resizing of NNC's optical components business.



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                  NNC also announced that its actions are aimed at reducing its overall break even cost structure to approximately US$3.2 billion of quarterly revenues (not including costs related to acquisitions and any special charges or gains), down from the previous target of approximately US$3.5 billion and that it expects this cost structure to be in place by the fourth quarter of 2002.

                  The realignment of the Optical Long Haul business, including optical components, is expected to be completed by the end of the third quarter of 2002 and is intended to impact approximately 3,500 related positions. NNC plans to record charges of approximately US$600 million, the majority of which are expected to be recorded in the second and third quarters of 2002. The cash component of this charge is expected to be up to US$200 million. These charges are incremental to the expected charge of approximately US$150 million to be taken in the second quarter of 2002 related to previously announced workforce reductions.

                  NNC noted that, taking into account these announced plans, it has sufficient liquidity to fund these actions and its operations, and expects to be in compliance with the covenants under various subsidiary bank facilities, all of which are undrawn. To further strengthen its balance sheet and supplement its liquidity, NNC continues to consider opportunities to raise additional capital and may pursue an equity-based financing transaction as market conditions permit.

                  Taking into consideration changes to previously anticipated divestiture plans and the completion of the announced actions, some of which were considered in its previous headcount target estimate of 44,000, the company now expects a workforce of approximately 42,000. Going forward, NNC will continue to monitor the market and adjust its business model.

Item 6.           Reliance of Section 75(3) of the Act:
                  ------------------------------------

                  N/A

Item 7.           Omitted Information:
                  -------------------

                  N/A


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Item 8.           Senior Officers:
                  ---------------

                  Deborah J. Noble
                  Corporate Secretary
                  8200 Dixie Road, Suite 100
                  Brampton, Ontario
                  Canada  L6T 5P6

                  905-863-1103

Item 9.           Statement of Senior Officer:
                  ---------------------------

                  The foregoing accurately discloses the material change referred to herein.

                  Dated this 29th day of May, 2002 at Brampton, Ontario


                                                 "DEBORAH J. NOBLE"
                                                 --------------------------
                                                 Deborah J. Noble
                                                 Corporate Secretary


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